Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Costamare Inc. for the registration of up to $500,000,000 shares of its common stock, including preferred stock purchase rights, preferred stock, which may be represented by American Depositary Shares, debt securities, warrants, rights and units and to the incorporation by reference therein of our reports dated March 29, 2024, with respect to the consolidated financial statements of Costamare Inc., and the effectiveness of internal control over financial reporting of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

March 29, 2024